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Exhibit 99.1

E.K. Ranjit
Chief Financial Officer
Digimarc Corporation
(503) 495 4625
(503) 495 4577 Fax
 http://www.digimarc.com

Leslie Constans
Digimarc Public Relations
503-495-4568
 lconstans@digimarc.com

FOR IMMEDIATE RELEASE

Digimarc Corporation Reports Record First Quarter 2002 Revenues

Portland, Ore.—April 17, 2002—Digimarc Corporation (NASDAQ: DMRC), the world leader in digital watermarking solutions, today announced revenues of $18.5 million and a net loss per share of $0.24 for the quarter ended March 31, 2002.

Total revenues for the first quarter of 2002 were a record $18.5 million, up $14.8 million or 394 percent from the $3.7 million reported in the comparable period of 2001. Net loss per share for the first quarter of 2002 was $0.24 based on 17.11 million weighted average basic and diluted shares outstanding for the quarter and was $0.02 better than Wall Street consensus as reported by FIRST CALL. This compares with a net loss per share of $0.24 based on 16.41 million weighted average basic and diluted shares outstanding for the comparable period of 2001.

"Q1 marked the first full quarter of operation for our recently acquired personal identification systems business, Digimarc ID Systems. We are very pleased with the results. Financially, the performance in this new area of business exceeded our expectations for the quarter. Operationally, we believe that the transition of the acquired personal identification systems business from Polaroid Corporation to Digimarc ID Systems is on track and proceeding smoothly," said Bruce Davis, Digimarc CEO. Davis further noted that "we are excited about the prospects for Digimarc ID Systems' business, domestically and internationally. We are also encouraged by early expressions of interest from prospective customers in enhancing the security of personal identification systems with digital watermarking technology and see considerable opportunities to promote adoption of digital watermarking in the identity documents market through Digimarc ID Systems and other relationships with the U.S. government."

Davis continued, "We made further progress in the first quarter of 2002 developing government and commercial markets and licensing our technology to key partners; notably, we began to generate revenues from the defense and intelligence sector during the quarter. In other areas, Digimarc and Westvaco Brand Security (WBS), a wholly owned subsidiary of MeadWestvaco Corp., signed a licensing agreement enabling WBS to offer Digimarc digital watermarking for brand security, tampering and channel diversion applications in the packaging market. In addition, we granted a license to DigiTreal to market Digimarc MediaBridge exclusively in South Korea for promotional applications."

Digimarc will hold its Q1 2002 earnings conference call today, at 5:00PM EST. The call will feature Bruce Davis, CEO, Paul Gifford, President and COO, and E.K. Ranjit, CFO. As in the past, the event will be open to the general public and the media. The call will be broadcast live via the Internet at www.digimarc.com or www.streetevents.com. At Digimarc's Web address, the call will be available by clicking on the "Q1 Earnings Release Conference Call" icon. This Webcast will also be archived for later listening at www.digimarc.com or www.streetevents.com.

T. +1 503.885.9699    F. +1 503.885.9880    19801 SW 72nd Avenue, Suite 100    Tualatin, OR    97062    USA
 www.digimarc.com

About Digimarc

Digimarc Corporation, based in Tualatin, Ore., is the leading provider of digital watermarking components and technologies used in a wide range of security, identification and brand protection applications.

Digimarc ID Systems, LLC, based in Bedford, Mass., a wholly owned subsidiary of Digimarc, is a leading global provider of secure and durable personal identification solutions, and is the leading producer of drivers licenses in the U.S., providing systems and services to 36 states. Internationally, the Digimarc ID Systems business produces identification documents for governments around the world.

        Digimarc has an extensive intellectual property portfolio, with 53 issued U.S. patents with more than 1,000 claims, and more than 300 pending applications for U.S. patents, in digital watermarking, personal identification and related technologies. Please go to www.digimarc.com for more company information.

Securities Safe Harbor

This press release contains forward-looking statements that are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include but are not limited to statements regarding the progress of the transition of the personal identification systems business to Digimarc, statements regarding the prospects of the personal identification systems business, statements regarding prospective customer interests and future opportunities in the identity documents market and other statements containing words such as "believes," "anticipates" and words of similar import or statements of management's opinion. These forward-looking statements are subject to certain assumptions, risks and uncertainties. Although Digimarc believes that the expectations reflected in its forward-looking statements are reasonable, actual results could differ materially from those expectations or from historical results. Important factors that could cause such differences include but are not limited to factors set forth in Digimarc's Annual Report on Form 10-K for 2001, as filed with the Securities and Exchange Commission. Digimarc is not obligated to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

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T. +1 503.885.9699    F. +1 503.885.9880    19801 SW 72nd Avenue, Suite 100    Tualatin, OR    97062    USA
 www.digimarc.com

Digimarc Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2002	2001
	(Unaudited)
Revenues:
Digimarc Digital Watermarking (DWM)	$2,127	$3,735
Digimarc ID Systems	16,329	—

Total revenues	18,456	3,735
Cost of revenues	10,614	1,594

Gross profit	7,842	2,141
	42.5%	57.3%
Operating expenses:
Research, development and engineering	2,222	1,678
Selling, general and administrative	9,598	5,818
Stock-based compensation	471	543

Total operating expenses	12,291	8,038

Operating loss	(4,449)	(5,898)
Other income (expense), net	296	2,023

Loss before provision for income taxes	(4,153)	(3,875)
Provision for income taxes	—	—

Net loss	$(4,153)	$(3,875)

Net loss per share — basic and diluted	$(0.24)	$(0.24)
Weighted average shares — basic and diluted	17,111	16,408

Digimarc Corporation

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2002	December 31, 2001
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$41,551	$24,724
Short-term investments	15,935	36,881
Accounts receivable, net	19,989	15,500
Inventory, net	6,170	5,678
Other current assets	2,174	2,280

Total current assets	85,819	85,063
Long-term assets, net	47,660	44,304

Total assets	$133,479	$129,367

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$9,896	$3,404
Accrued payroll and related costs	1,874	1,165
Deferred revenue	903	491
Other current liabilities	426	800

Total current liabilities	13,099	5,860

Other long-term liabilities	14	33
Stockholders' equity	120,366	123,474

Total liabilities and stockholders' equity	$133,479	$129,367

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Digimarc Corporation Reports Record First Quarter 2002 Revenues
Digimarc Corporation Condensed Consolidated Statements of Operations (in thousands, except per share amounts)
Digimarc Corporation Condensed Consolidated Balance Sheets (in thousands)